Exhibit 99.1

Vince Holding Corp. Reports Fourth Quarter and Fiscal Year 2018 Results

NEW YORK, New York – April 10, 2019 – Vince Holding Corp. (NYSE:VNCE), a leading global luxury apparel and accessories brand (“Vince” or the “Company”), today reported unaudited results for the fourth quarter and fiscal year 2018 ended February 2, 2019.

In this press release, the Company is presenting its financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis.  Adjusted results presented in this press release are non-GAAP financial measures.  See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibit 3 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

Highlights for the fourth quarter ended February 2, 2019:

•

Net sales increased 4.2% to $77.8 million as compared to $74.6 million in the same period last year.  The fourth quarter of fiscal 2017 included $1.6 million of incremental net sales in our Direct-to-consumer segment from the 14th week.

•	Direct-to-Consumer comparable sales grew 3.1% on a 13-week basis.
•	Gross margin rate increased 160 basis points to 47.1%.
•

Operating income was $2.0 million compared to an operating loss of $6.6 million in the same period last year.  Adjusted operating income was $3.6 million compared to an adjusted operating loss of $1.5 million in the same period last year.

•	Net income was $0.7 million or $0.06 per diluted share. Adjusted earnings per diluted share was $0.20 compared to an adjusted loss of $0.20 per share in the same period last year.

Brendan Hoffman, Chief Executive Officer, commented, “We were pleased to have delivered on our guidance for 2018, which was a pivotal year for our Company.  We streamlined our wholesale business to focus on key partners where we achieved strong retail door sell through, we successfully opened 6 new stores and drove double digit eCommerce growth, we launched a subscription rental program and received accolades on our women’s collections throughout the year.

We have worked diligently to rejuvenate and stabilize the Vince brand, and build a strong foundation to support long term profitable growth.  Looking ahead, for 2019, we are focused on growing our direct-to-consumer business, increasing our international presence, exploring product extensions into new categories and elevating our marketing efforts.  We are excited about the future growth potential for the Vince brand and remain committed to driving long term shareholder value.”

For the fourth quarter ended February 2, 2019:

•

Net sales increased 4.2% to $77.8 million from $74.6 million in the fourth quarter of fiscal 2017, which included $1.6 million in sales in our Direct-to-consumer segment from the 14th week.  Wholesale segment sales increased 4.8% to $40.3 million, due to lower sales allowances as compared to the same period last year partially offset by a decline in shipments related to the exit of certain wholesale partners as well as lower off-price channel sales.  Direct-to-consumer segment sales increased 3.6% to $37.5 million compared to the fourth quarter of fiscal 2017, which included $1.6 million in net sales from the 14th week. Comparable sales increased 3.1% on a 13-week basis, including e-commerce sales, due primarily to an increase in transactions partially offset by a lower average unit retail related to product mix.

•

Gross profit increased 7.9% to $36.7 million, or 47.1% of net sales, compared to gross profit of $34.0 million, or 45.5% of net sales, in the fourth quarter of fiscal 2017. The 160 basis point increase in gross margin rate in the fourth quarter of fiscal 2018 was due to a favorable impact from year-over-year adjustments to inventory reserves partially offset by higher upfront discounts in the off-price wholesale channel.

•

Selling, general, and administrative expenses were $34.7 million, or 44.6% of sales compared to $40.5 million, or 54.3% of sales, in the fourth quarter of fiscal 2017. This includes non-cash asset impairment charges related to property and equipment of certain retail stores of $1.7 million in fiscal 2018 and $5.1 million in fiscal 2017.   The decline in SG&A dollars, excluding the aforementioned non-cash asset impairment charges, was primarily the result of decreased compensation and benefit costs.

•

Operating income was $2.0 million, or 2.5% of net sales, which included $1.7 million related to the aforementioned non-cash asset impairment charges. Operating loss was $6.6 million for the fourth quarter of fiscal 2017, which included $5.1 million related to the aforementioned non-cash asset impairment charges. Excluding the aforementioned charges, adjusted operating income was $3.6 million in the fourth quarter of fiscal 2018 as compared to adjusted operating loss of $1.5 million in the fourth quarter of fiscal 2017.

•	Other income in the fourth quarter of fiscal 2017 included a Tax Receivable Agreement (“TRA”) adjustment of $82.0 million.
•

Net income was $0.7 million, or $0.06 per diluted share compared to $74.5 million, or $6.41 per diluted share for the fourth quarter of fiscal 2017.  The net income for the fourth quarter of fiscal 2017 includes the aforementioned TRA adjustment and the aforementioned non-cash asset impairment charge.

•

Adjusted net income, excluding the aforementioned charges, was $2.4 million, or $0.20 per diluted share, as compared to adjusted net loss of $2.4 million, or a $0.20 loss per share, in the same period last year. Please refer to Exhibit 3 for a reconciliation.

•	The Company ended the quarter with 59 company-operated stores reflecting six openings and two closings since the fourth quarter of last year.

For the fiscal year ended February 2, 2019:

•

Net sales increased 2.3% to $279.0 million from $272.6 million during fiscal year 2017, including $1.6 million in our Direct-to-consumer segment from the 53rd week.  Wholesale segment net sales decreased 3.9% to $159.6 million and direct-to-consumer segment net sales increased 12.1% to $119.3 million compared to fiscal year 2017, which included $1.6 million of incremental net sales from the 53rd week. Comparable store sales on a 52-week basis increased 10.7%, including e-commerce sales.

•

Operating income was $4.1 million, or 1.5% of net sales, compared to an operating loss of $18.3 million in fiscal 2017. Excluding the aforementioned non-cash asset impairment charges, adjusted operating income was $5.8 million in fiscal 2018 as compared to adjusted operating loss of $13.2 million in the same period last year.

•

Net loss was $2.0 million, or $0.17 per share, which includes the aforementioned non-cash asset impairment charge of $1.7 million. This compares to net income of $58.6 million, or $7.70 per diluted share, in fiscal 2017, which includes the aforementioned TRA adjustment and the aforementioned non-cash asset impairment charge.

•

Adjusted net loss was $0.3 million, or $0.03 per share, excluding the aforementioned charges, as compared to adjusted net loss of $18.3 million, or $2.41 per share, in the same period last year. Please refer to Exhibit 3 for a reconciliation.

Balance Sheet

The Company ended the fourth quarter of fiscal 2018 with $46.5 million of borrowings under its debt agreements.  The Company decreased overall borrowings under its debt agreements since the same period last year by $3.4 million, primarily due to $5.5 million of net repayments to the term loan facilities, partially offset by an increase in net borrowings under the revolving credit facilities to fund working capital needs.

Net inventory at the end of the fourth quarter of fiscal 2018 was $53.3 million compared to $48.9 million at the end of the fourth quarter of fiscal 2017. The increase in inventory was primarily due to the growth of the replenishment program and the earlier timing of Spring receipts.

Capital expenditures for the fourth quarter of fiscal 2018 totaled $0.8 million.

2019 Outlook

For fiscal 2019 the Company expects:

•	Net sales to be between $290 million and $300 million. This compares to net sales of $279.0 million in fiscal 2018.
•

Operating income to be between $7 million and $9 million, including an estimated $1.5 million associated with strategic consulting fees. This compares to reported operating income of $4.1 million in fiscal 2018, which included a $1.7 million non-cash asset impairment charge related to property and equipment of certain retail stores.

•	Capital expenditures to be between $4.0 million and $4.5 million.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to financial results relating to the fourth quarter and the fifty-two week period of fiscal 2018, adjusted operating income (loss), adjusted income (loss) before income taxes, adjusted income taxes, adjusted net income (loss) and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect on operating results of non-cash asset impairment charges. In addition, with respect to financial results relating to the fourth quarter and the fifty-three week period of fiscal 2017, adjusted operating income (loss), adjusted income (loss) before income taxes, adjusted income taxes, adjusted net income (loss) and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect on operating results of non-cash asset impairment charges, the TRA adjustment, and the offsetting impact of the valuation allowance recorded against the Company’s deferred tax assets. The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items.  While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their inherent volatility and impact on the comparability of earnings across periods.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 to this press release.

2018 Fourth Quarter Earnings Conference Call

A conference call to discuss the fourth quarter results will be held today, April 10, 2019, at 4:30 p.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Executive Vice President and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 235-5655, conference ID 3682989. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com/.

ABOUT VINCE

Established in 2002, Vince is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day. The collections are inspired by the brand’s California origins and embody a feeling of warm and effortless style. Vince designs uncomplicated yet refined pieces that approach dressing with a sense of ease. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear and footwear as well as capsule collections of handbags, fragrance, and home for a global lifestyle. Vince products are sold in prestige locations worldwide. As of April 10, 2019, the Company operated 45 full-price retail stores, 14 outlet stores and its e-commerce site, vince.com. The Company is headquartered in New York and operates a design studio in Los Angeles. Please visit www.vince.com for more information.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under "Fiscal 2019 Outlook" and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to realize the benefits of our strategic initiatives; our ability to maintain our larger wholesale partners; the execution and management of our retail store growth plans; our ability to make lease payments when due; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to comply with the obligations under our credit facilities; our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; our ability to remediate the identified material weaknesses in our internal control over financial reporting; our ability to optimize our systems, processes and functions; our ability to mitigate system security risk issues as well as other major system failures; our ability to comply with privacy-related obligations; our ability to comply with domestic and international laws, regulations and orders; changes in laws and regulations; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to keep a strong brand image; changes in global economies and credit and financial markets; our ability to attract and retain key personnel; our ability to protect our trademarks in the U.S. and internationally; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our current and future licensing arrangements; the extent of our foreign sourcing; fluctuations in the price, availability and quality of raw materials; commodity, raw material and other cost increases; our reliance on independent manufacturers; seasonal and quarterly variations in our revenue and income; further impairment of our goodwill and indefinite-lived intangible assets; competition; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under “Item 1A—Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1214
Jean.fontana@icrinc.com

Vince Holding Corp. and Subsidiaries	Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Twelve Months Ended
	February 2,	February 3,	February 2,	February 3,
	2019	2018	2019	2018
Net sales	$77,783	$74,648	$278,951	$272,582
Cost of products sold	41,130	40,673	148,226	150,793
Gross profit	36,653	33,975	130,725	121,789
as a % of net sales	47.1%	45.5%	46.9%	44.7%
Selling, general and administrative expenses	34,693	40,548	126,586	140,106
as a % of net sales	44.6%	54.3%	45.4%	51.4%
Income (loss) from operations	1,960	(6,573)	4,139	(18,317)
as a % of net sales	2.5%	(8.8)%	1.5%	(6.7)%
Interest expense, net	1,142	1,527	5,882	5,540
Other expense (income), net	138	(81,998)	225	(81,882)
Income (loss) before income taxes	680	73,898	(1,968)	58,025
Provision (benefit) for income taxes	8	(614)	54	(572)
Net income (loss)	$672	$74,512	$(2,022)	$58,597
Earnings (Loss) per share:
Basic earnings (loss) per share	$0.06	$6.41	$(0.17)	$7.70
Diluted earnings (loss) per share	$0.06	$6.41	$(0.17)	$7.70
Weighted average shares outstanding:
Basic	11,622,134	11,616,144	11,619,828	7,605,822
Diluted	11,746,654	11,617,464	11,619,828	7,608,427

Vince Holding Corp. and Subsidiaries	Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	February 2,	February 3,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$118	$5,372
Trade receivables, net	28,896	20,760
Inventories, net	53,271	48,921
Prepaid expenses and other current assets	6,317	6,521
Total current assets	88,602	81,574
Property and equipment, net	25,156	31,608
Intangible assets, net	76,501	77,099
Goodwill	41,435	41,435
Deferred income taxes and other assets	3,237	2,818
Total assets	$234,931	$234,534

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,787	$22,556
Accrued salaries and employee benefits	5,510	6,715
Other accrued expenses	8,535	7,906
Current portion of long-term debt	2,750	8,000
Total current liabilities	45,582	45,177
Long-term debt	42,340	40,682
Deferred rent	14,636	15,633
Other liabilities	58,273	58,273
Stockholders' equity	74,100	74,769
Total liabilities and stockholders' equity	$234,931	$234,534

Vince Holding Corp. and Subsidiaries	Exhibit (3)
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands)

	For the three months ended February 2, 2019
	As Reported (GAAP)	Retail Store Impairment Charge	TRA Adjustment	As Adjusted (Non-GAAP)

Income from operations	$1,960	$(1,684)	$—	$3,644
Income (loss) before income taxes	680	(1,684)	—	2,364
Provision for income taxes	8	—	—	8
Net income (loss)	$672	$(1,684)	$—	$2,356
Earnings (loss) per share	$0.06	$(0.14)	$—	$0.20	(1)

	For the three months ended February 3, 2018
	As Reported (GAAP)	Retail Store Impairment Charge	TRA Adjustment	As Adjusted (Non-GAAP)

Loss from operations	$(6,573)	$(5,111)	$—	$(1,462)
Income (loss) before income taxes	73,898	(5,111)	82,002	(2,993)
Benefit for income taxes	$(614)	—	—	(614)
Net income (loss)	$74,512	$(5,111)	$82,002	$(2,379)
Earnings (loss) per share	$6.41	$(0.44)	$7.06	$(0.20)	(2)

	For the twelve months ended February 2, 2019
	As Reported (GAAP)	Retail Store Impairment Charge	TRA Adjustment	As Adjusted (Non-GAAP)

Income from operations	$4,139	$(1,684)	$—	$5,823
Loss before income taxes	(1,968)	(1,684)	—	(284)
Provision for income taxes	54	—	—	54
Net loss	$(2,022)	$(1,684)	$—	$(338)
Loss per share	$(0.17)	$(0.14)	$—	$(0.03)	(1)

	For the twelve months ended February 3, 2018
	As Reported (GAAP)	Retail Store Impairment Charge	TRA Adjustment	As Adjusted (Non-GAAP)

Loss from operations	$(18,317)	$(5,111)	$—	$(13,206)
Income (loss) before income taxes	58,025	(5,111)	82,002	(18,866)
Benefit for income taxes	$(572)	—	—	(572)
Net income (loss)	$58,597	$(5,111)	$82,002	$(18,294)
Earnings (loss) per share	$7.70	$(0.67)	$10.78	$(2.41)	(2)

(1)	Based on a weighted-average shares outstanding of 11,746,654 and 11,619,828 for the three and twelve months ended February 2, 2019 respectively.
(2)	Based on a weighted-average shares outstanding of 11,616,144 and 7,605,822 for the three and twelve months ended February 3, 2018 respectively.